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                                                                    EXHIBIT 10.1

                             SEPARATION AGREEMENT

  It is hereby agreed by and between Michael D. Watford ("Watford") and his former employer, Nuevo Energy Company (hereinafter "Nuevo"), that Watford has terminated his employment with Nuevo effective August 31, 1997. In connection with the termination of Watford's employment, and the payment to Watford of severance benefits provided for under his January 1, 1997 Employment Agreement with Nuevo, and in consideration of their mutual promises and other consideration itemized below, Watford and Nuevo agree to the following:

  1. Watford shall be paid his salary, less standard deductions, through August 31, 1997.

  2. Nuevo agrees that upon execution of this Agreement, Nuevo will grant Watford an extension in the deadline for exercising Nuevo Energy Company Stock options which had previously been granted to him, and that all options and bonus stock previously granted him are fully vested as of the date of this agreement. All options must be exercised by August 31, 1999, at which time the options will terminate.

  3. Watford's rights under his 401K and Deferred Compensation Plan with Nuevo shall be fully vested on August 31, 1997.

  4. Watford shall be entitled to continue participation in the Nuevo medical plan, dental plan and vision plan for a total of eighteen (18) months from August 31, 1997. Watford shall be entitled to no other employee benefits from Nuevo, including those described under Paragraph 3(D) of his Employment Agreement. It is expressly understood, however, that this Agreement and this language in particular has no effect on Watford's rights under the Torchmark Corporation retirement/pension plan.
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   5. Watford shall be paid a 1997 bonus of $225,000.00 which shall be treated in accordance with the existing deferred compensation plan. He shall also receive a severance payment in the amount of $1,408,333.30, less applicable withholding taxes.

   6. Neuvo shall transfer the title to Watford's automobile to him, and shall pay the title transfer costs and any applicable sales tax or fees. Taxes, if any, due by reason of such transfer shall be paid by Watford.

   7. Watford shall receive a lump sum payment of $17,200.00 to obtain and pay a country club membership for two (2) years following his termination.

   8. Watford shall be given possession of and title to his portable personal computer.

   9. Watford shall and hereby does resign his seat on Nuevo's Board of Directors, and the Boards of any subsidiaries of Nuevo, and the Boards of The Los Angeles Oil Company and Sepulveda Oil & Gas Company.

  10. Watford and Nuevo agree that other than the payments and other consideration provided for above, there shall be no further compensation due Watford by reason of his employment with and termination by Nuevo.

  IN WITNESS HEREOF, the parties to this Agreement have executed this instrument on the dates set forth below.



Date: ___________________________         ______________________________________
                                          MICHAEL D. WATFORD
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                             NUEVO ENERGY COMPANY


Date: ________________________     By: _________________________________________

                                   Name: ______________________________________

                                   Title: ______________________________________